Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	January 31, 2014 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED ANNOUNCES ORDER TO SUPPLY THE DEALERS OF A MAJOR OEM A
  FUEL INJECTION SYSTEM TESTER FOR GASOLINE DIRECT INJECTION ENGINES (GDI)

CLEVELAND, OH, January 31, Hickok Incorporated (OTC QB: HICKA.PK), a Cleveland based supplier of products and services for the automotive, emissions testing, locomotive, and aircraft industries, today reported the receipt of an order in excess of $1,800,000 for AFIT DMU adapters. The Company previously supplied the OEM's dealers a tester named AFIT that tests common Multi Port Fuel Injection systems (MFI). This new adapter enables the dealers to test and diagnose the new Gasoline Direct Injection engines fuel system.

Robert L. Bauman, President and CEO, stated, "We are pleased to announce this significant contract and we believe the order validates the value of our proprietary fuel injection system diagnostic technology. This product particularly relates to the new Gasoline Direct Injection engines being introduced on many new automobiles and medium duty trucks. Interestingly, to diagnose these new systems you not only have to test injector flow but also the entire fuel delivery system including pumps and regulators. Further, the tool hook-up time is short and the results are clear and accurate. I expect it to become the technicians tool of choice for many issues encountered diagnosing these new engines."

Hickok's Current Fuel Injection Products

Hickok developed proprietary on engine fuel injector testing technology over a decade ago. That technology which was originally developed for MFI systems has been extended to test not only direct injection gasoline engines but also diesel engines. Because of the high pressures encountered in these new systems and the interrelationship of all the elements including fuel injectors, pumps, and regulators only electrical connections are required to perform a test. For information on the other products the Company offers please visit http://www.hickok-inc.com. In the near future the website will also contain information on this product.

About Hickok Incorporated

Hickok provides products and services primarily for the automotive diagnostics, emissions testing, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for diagnostics, repair, and emission testing on all types of vehicles. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications.

Contact:
Patrick Bauman, Vice President of Sales and Marketing
216-541-8060